Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 9, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive loss as described in Note 1, as to which the date is June 21, 2012, in the Registration Statement on Form S-1 and related Prospectus of Regulus Therapeutics Inc. dated August 17, 2012.

/s/ Ernst & Young LLP

San Diego, California

August 17, 2012